Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Guidewire Software, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-230132, 333‑223478, 333‑216530, 333‑209906, 333‑202541, 333‑194290, 333‑187004, and 333‑179799) on Form S-8, and in the registration statements (Nos. 333‑223487, 333‑221298, 333‑191856, and 333‑191834) on Form S-3 of Guidewire Software, Inc. of our report dated September 30, 2019, with respect to the consolidated balance sheets of Guidewire Software, Inc. and subsidiaries as of July 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended July 31, 2019, and the related notes , and the effectiveness of Guidewire Software, Inc.’s internal control over financial reporting as of July 31, 2019, which report appears in the July 31, 2019 annual report on Form 10‑K of Guidewire Software, Inc. Our report refers to a change in the method of accounting for revenue from contracts with customers in the year ended July 31, 2019 due to the adoption of FASB Accounting Standards Update 2014-09, Revenue from Contracts with Customers (Topic 606).

/s/ KPMG LLP
Santa Clara, California
September 30, 2019